UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

Power3 Medical Products, Inc.

(Exact name of registrant as specified in its charter)

New York	0-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381

(Address of principal executive offices and zip code)

(281) 466-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Pfizer Research Agreement

                On October 13, 2005, Power3 Medical Products, Inc. (“the Company”) executed a Research Agreement with Pfizer, Inc. to further evaluate the Company’s NuroPro™ test capabilities and to test blind and unblinded samples, provided by Pfizer, under controlled conditions.

Related Party Promissory Note

                On October 17, 2005, the Company executed a promissory note in the principal amount of $39,231 payable to Dr. Ira L. Goldknopf (the “Payee”) who is the Chief Scientific Officer, a Director and a Principal Stockholder of the Company.  Under the terms of the note, the principal amount of thirty nine thousand, two hundred and thirty one dollars ($39,231), (the “Principal”) shall be due and payable on or before March 6, 2006 (the “Maturity Date”).  Should the Principal not be repaid as of March 6, 2006, interest of 6 % per year on any unpaid Principal amount will be earned by the Payee until such time as all of the Principal amount is repaid.  This Note may be repaid at any time prior to March 6, 2006, without interest or penalty.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                On October 17. 2005, the Company became obligated on a related party promissory note in the principal amount of $39,231.  Please refer to “Item 1.01-Entry Into a Material Definitive Agreement” above for further information.

Item 9.01               Financial Statements and Exhibits

                ( c )         Exhibits

Exhibit Number	Description

Exhibit 10.1*	Research Agreement, dated October 13, 2005, between Power3 Medical Products, Inc.
Pfizer, Inc.

Exhibit 10.2*	Promissory Note, dated October 17, 2005, between Power3 Medical Products, Inc. and Dr. Ira Goldknopf

* Filed herewith

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and CEO

Date:  October 19, 2005